EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OVATION RESEARCH, INC.
15 MILLER STREET, SUITE 2, BIROBIDJAN, RUSSIA, 679016

We hereby consent to the use of our audit report dated June 18, 2013 in the Amendment Number 3 to the Form S-1 Registration, with respect to the balance sheet of Ovation Research, Inc. as of May 31, 2013 and the related statements of operations, stockholders’ equity, and cash flows for the period December 28, 2012 (inception) to May 31, 2013.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC
Suffern, New York
November 25, 2013